AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of the 13th day of April, 2017, to the Fund Administration Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the
Infusive Consumer AlphaTM Global Fund; and

WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit H, the Infusive Consumer AlphaTM Global Fund is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SERIES PORTFOLIOS TRUST	U.S. BANK NATIONAL ASSOCIATION
By:	By:
Name: John J. Hedrick	Name: Michael L. Ceccato
Title: President	Title: Vice President

 Exhibit H to the Series Portfolios Trust Fund Administration Servicing Agreement

Name of Series
Infusive Consumer AlphaTM Global Fund

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule at April, 2017

Annual Fee Based Upon Average Net Assets Per Fund*
___ basis points on the first $___
___ basis points on the next $___
___ basis points on the balance
Minimum annual fee:  $___per fund

▪ Additional fee of $___for each additional class and/or for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $___per manager/sub-advisor per fund

Services Included in Annual Fee Per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	USBFS Legal Administration (e.g., registration statement update)

Pricing Services
▪	$___ - Domestic Equities, Options, ADRs, Foreign Equities
▪	$___- Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed
▪	$___- CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$___- Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$___- Bank Loans
▪	$___- Swaptions
▪	$___- Credit Default Swaps
▪	$___ per Month Manual Security Pricing (>25per day)

Fair Value Services (Charged at the Complex Level)
▪	$___ per security on the First 100 Securities
▪	$__ per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services
▪	$___ per Foreign Equity Security per Month
▪	$___ per Domestic Equity Security per Month

Factor Services (security paydown factor data)
▪	$___ per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees (Per Advisor Relationship per Fund)*
▪	$___ for the first fund (subject to Board approval)
▪	$___ for each additional fund (subject to change based on Board review and approval)
▪	$___ per sub-advisor per fund

Third Party Administrative Data Charges (descriptive data for each security)
▪	$___ per security per month for fund administrative

Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

Exhibit H (continued) to the Series Portfolios Trust Fund Administration Servicing Agreement

Fund Accounting, Fund Administration & Portfolio Compliance, and Chief Compliance Officer (CCO) Services Fee Schedule (continued) at April, 2017

Miscellaneous Expenses
Including but not limited to, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and CCO team travel related costs to perform due diligence reviews at advisor or sub-advisor facilities.

Additional Services
Available but not included above are the following services – additional legal administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), and additional services mutually agreed upon.

* Subject to annual CPI increase - All Urban Consumers - U.S. City Average.
Fees are calculated pro rata and billed monthly.

Fund Administration & Compliance Portfolio Services
 Supplemental Services Fee Schedule at April, 2017

Additional Legal Administration Services
▪	Subsequent new fund launch – $___ per project
▪	Subsequent new share class launch – $___ per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Daily Compliance Services
▪	Base fee – $___ per fund per year
▪	Setup – $___ per fund group

Section 18 Compliance Testing
▪	$___ set up fee per fund complex
▪	$___ per fund per month

Section 15(c) Reporting
▪	$___ per fund per report – first class
▪	$___ per additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Advisor’s Signature below acknowledges approval of the Fund Administration fee schedules on this Exhibit H.

Infusive Asset Management Inc.

By: ______________________________

Printed Name and Title: _____________________________    Date: ______________